Exhibit 99.1
VTR Reports Selected 2014 Results

Strong 2014 Customer and Subscriber Growth
Delivered Full-Year OCF Growth of 14%

Denver, Colorado - February 12, 2015: VTR Finance B.V. (“VTR Finance”)1 and its subsidiaries, including VTR GlobalCom SpA and its subsidiaries, (collectively, “VTR”), today provide selected, preliminary unaudited financial and operating information for the three months (“Q4”) and year ended December 31, 2014. VTR, the leading cable operator in Chile, is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the website of Liberty Global (www.libertyglobal.com). In addition, VTR Finance’s December 31, 2014 audited consolidated financial statements are expected to be posted to the Liberty Global website prior to the end of March 2015.

Operating and financial highlights for the three months and year ended December 31, 2014, as compared to the results for the same periods last year (unless noted), include:

•	Ended 2014 with 2.64 million RGUs[2] and 1.23 million customers

◦	Added 75,000 RGUs and 26,000 customers during the year

◦	Reached 900,000 digital cable RGU milestone in Q4, achieving digital penetration of nearly 90%

•	Product strategy in 2015 will be driven by broadband and high-definition ("HD") leadership, as well as the introduction of next-generation video technology

•	Achieved increasing success in mobile, with subscriber base in excess of 110,000

◦	Gained 45,000 postpaid mobile subscribers in 2014, including 12,000 in Q4

•	Increased 2014 revenue by 4% to CLP 512.4 billion, fueled largely by cable and mobile growth

•	Delivered Operating Cash Flow (“OCF”)[3] growth of 14% to CLP 200.6 billion in 2014

◦	OCF margin[4] improved over 300 basis points to 39% in 2014

•	2014 operating income rose to CLP 96.0 billion from a loss of CLP 17.6 billion in 2013

•	Consolidated Net Leverage Ratio[5] decreased to 3.3x at year-end 2014

Operating Statistics Summary

	As of and for the three months ended December 31,
	2014	2013

Footprint
Homes Passed[6]	2,978,800	2,927,300
Two-way Homes Passed[7]	2,459,700	2,406,100

Subscribers (RGUs)
Analog Cable[8]	111,600	134,800
Digital Cable[9]	901,900	854,600
Total Video	1,013,500	989,400

Internet[10]	932,000	885,700
Telephony[11]	693,800	689,700
Total RGUs	2,639,300	2,564,800

Q4 organic RGU net additions (losses)
Analog Cable	(4,600)	(5,800)
Digital Cable	9,100	10,100
Total Video	4,500	4,300

Internet	(600)	5,000
Telephony	(11,600)	(3,000)
RGU net additions (losses)	(7,700)	6,300

Penetration
Digital Cable as % of Total Video Subs[12]	89.0%	86.4%
Internet as % of Two-way Homes Passed[13]	37.9%	36.8%
Telephony as % of Two-way Homes Passed[13]	28.2%	28.7%

Customer relationships[14]
Customer Relationships	1,225,300	1,199,800
RGUs per Customer Relationship	2.15	2.14
Q4 Monthly ARPU per Customer Relationship[15]	CLP 32,284	CLP 31,573

Customer bundling
Single-Play	31.3%	32.6%
Double-Play	22.1%	21.1%
Triple-Play	46.6%	46.3%

Mobile subscribers
Postpaid	90,700	45,300
Prepaid	19,800	26,000
Total Mobile Subscribers	110,500	71,300

Subscriber Statistics and Commercial Development

At December 31, 2014, we provided our 1.23 million unique customers with 2.64 million services across our footprint of nearly 3.0 million homes passed. During 2014, our customer base expanded by approximately 26,000, including an increase of approximately 33,000 bundled customers, and a reduction of 8,000 single-play customers. As a result, we ended 2014 with 383,000 single-play customers and 842,000 bundled customers, representing a bundled penetration of 69%.

For 2014, we added 75,000 RGUs, including 24,000 video, 46,000 broadband and 4,000 telephony RGUs. During the year, we took steps to strengthen our product offerings, including increasing our broadband speeds, introducing next-generation WiFi modems and launching our free multi-screen video-on-demand ("VoD") offering. We believe these enhancements contributed positively to our RGU growth during 2014.

Turning to our Q4 performance, we lost 8,000 RGUs during Q4. This was a function of losses in both telephony and broadband of 12,000 and 1,000 RGUs, respectively, offset in part by a gain of 5,000 video RGUs. Our RGU performance in Q4 was largely impacted by higher seasonal churn combined with continued aggressive promotions by our competitors and a softening economic environment. Our quarterly gain of 5,000 video RGUs represents our ninth consecutive quarter of video additions. Additionally, in November, our free VoD offering was improved through an agreement with the free-to-air broadcaster Mega to include its most popular local TV-series 'Pituca Sin Lucas'.

With respect to mobile, we ended 2014 with 111,000 subscribers (which are not included in our RGU or customer statistics noted above), consisting of 91,000 postpaid and 20,000 prepaid subscribers. In 2014, we added 39,000 mobile subscribers, including 10,000 in Q4. This annual increase in our mobile subscriber base was directly attributable to our emphasis on postpaid subscribers, as we gained 45,000 postpaid subscribers, of which 12,000 were added in Q4. Building upon third quarter momentum, our fourth quarter result was our second best result in the last two years in terms of postpaid additions. We will continue to focus on the postpaid market in 2015 and upselling into our existing fixed-line base while driving an increasing percentage of our mobile sales to SIM-only plans.

Summary Financial Results

	Three months ended December 31,
	2014	2013	% Change
	CLP in billions

Revenue	131.4	126.0	4.3
OCF	57.3	50.3	13.8
Property and equipment additions[16]	28.7	20.2	42.1

As % of Revenue
OCF	43.6%	39.9%
Property and equipment additions	21.8%	16.0%

	Year ended December 31,
	2014	2013	% Change
	CLP in billions

Revenue	512.4	491.0	4.4
OCF	200.6	175.5	14.3
Property and equipment additions[16]	111.7	92.9	20.2

As % of Revenue
OCF	39.1%	35.7%
Property and equipment additions	21.8%	19.0%

Reflecting 4% year-over-year growth for both Q4 and the full year, our revenue increased to CLP 131.4 billion and CLP 512.4 billion for the three months and the year ended December 31, 2014, respectively. Subscription revenue growth drove our revenue performance for both periods, largely reflecting a combination of increased RGUs and higher cable ARPU and a significant expansion of our postpaid subscriber base on mobile. Partially offsetting our growth in subscription revenue, we experienced year-over-year declines in non-subscription revenue. This was largely due to decreases in interconnect revenue stemming from a January 2014 decline in mobile termination rates.

On a year-over-year basis, our OCF increased for both the three-month and full-year 2014 periods by 14% to CLP 57.3 billion and CLP 200.6 billion, respectively. Our strong OCF performance for both periods was due to continued subscription cable and mobile revenue growth and the fact that the costs associated with our mobile network are no longer included in our OCF following the restructuring charges we recorded in 2013 in connection with our transition to a new MVNO contract. The decreases in these costs more than offset increases in certain costs associated with our cable business, including higher programming and sales and marketing expenses. The increase in our programming spend for both reporting periods was largely a result of growth in digital cable services and unfavorable foreign currency exchange rate fluctuations with respect to our U.S. dollar-denominated programming contracts, while the increase in sales and marketing was due to higher third-party sales commissions and advertising costs at our cable business. In addition to the above, our OCF results were also positively impacted by a nonrecurring adjustment in Q4 related to the reassessment of certain accrued liabilities totaling approximately CLP 3.4 billion. It is also worth noting that we began an organizational restructuring in late November 2014 that resulted in a reduction of more than 400 employees through January 2015.

We reported consolidated OCF margins of 43.6% and 39.1% for Q4 and full-year 2014, respectively. These compare favorably to our OCF margins of 39.9% for Q4 2013 and 35.7% for full-year 2013. The increases in our OCF margins were primarily attributable to the revenue and OCF drivers mentioned above.

For the three months and year ended December 31, 2014, we reported property and equipment additions of CLP 28.7 billion (22% of revenue) and CLP 111.7 billion (22% of revenue), respectively. These results compare to CLP 20.2 billion (16% of revenue) and CLP 92.9 billion (19% of revenue) for the corresponding prior year periods. Our year-over-year increase in 2014 in property and equipment additions was due in part to investments associated with our next-generation video product, systems related support capital and customer premise equipment. Additionally, our Q4 2014 additions were also impacted by the timing of several significant shipments of equipment that were received in late 2014 for deployment in the first few months of 2015. For 2015, we expect our property and equipment additions as a percentage of revenue to decline to a range of 17% to 19%.
Summary of Total Debt and Cash and Cash Equivalents

At December 31, 2014, we reported CLP 850.0 billion of total debt (including capital lease obligations) and CLP 51.7 billion of cash and cash equivalents as compared to total debt of CLP 838.1 billion and CLP 35.7 billion of cash and cash equivalents at September 30, 2014. The increase in total debt during the quarter was due to the impact of translating our $1.4 billion principal amount of U.S. dollar-denominated 6.875% senior secured notes to Chilean pesos, as the Chilean peso depreciated approximately 1% versus the U.S. dollar during Q4. The increase in cash during the quarter largely reflects the impact of our continued OCF growth.

In terms of our total leverage, it is important to note that in early 2014 we entered into eight-year cross currency swaps on our $1.4 billion principal amount of senior secured notes. As a result, we swapped into a notional CLP 760.3 billion, which equates to an effective rate of CLP 543. This compares to a spot rate of CLP 607 at December 31, 2014. Our effective borrowing costs were approximately 11% at swapped rates. Additionally, we have credit facilities consisting of a $160 million (CLP 97.1 billion) U.S. dollar facility and a CLP 22.0 billion Chilean Peso facility, both of which were undrawn at December 31, 2014.

The following table details the carrying value of our total third-party debt and cash and cash equivalents as of the dates indicated:

	December 31,	September 30,
	2014	2014
	CLP in billions

VTR Finance B.V. 6.875% Senior Secured Notes due 2024	849.7	837.7
Capital lease obligations	0.3	0.4
Total third-party debt and capital lease obligations	850.0	838.1

Cash and cash equivalents	51.7	35.7

Disclaimer

This investor release contains forward-looking statements, including statements with respect to our growth and strategy (including our product drivers in 2015), bundling opportunities, anticipated mobile focus, property and equipment additions as a percentage of revenue and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About VTR

VTR is an industry leader in the Chilean telecommunications market. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through a next-generation network and an innovative technology platform that connected 1.2 million customers subscribing to 2.6 million television, broadband internet and telephony services at December 31, 2014.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global's market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at December 31, 2014. In addition, Liberty Global served 5 million mobile subscribers across nine countries at year-end 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Ziggo Unitymedia, Kabel BW, Telenet and VTR. Liberty Global's operations also include Liberty Global Business Services, its commercial division, and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com or contact:

Liberty Global IR		Corporate Communications
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238

Liberty Latin America and Caribbean
Christopher Noyes, CFO	+1 303 220 6693

1
On January 14, 2014, VTR Finance, which owned VTR and certain other subsidiaries for all periods presented, acquired UPC Chile Mobile Holding B.V., the then parent company of VTR Wireless SpA ("VTR Wirelss"), from Liberty Global Europe B.V., another subsidiary of Liberty Global. We have accounted for this common control transfer at carryover basis and the consolidated financial statements of VTR Finance have been retrospectively revised to give effect to this transaction for all periods presented. VTR Wireless was merged with a subsidiary of VTR in December 2014.

2
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2014 RGU count excludes 90,700 postpaid mobile and 19,800 prepaid mobile subscribers. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3	OCF is the primary measure used by our management to evaluate operating performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. We believe OCF is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking and (3) identify strategies to improve our operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of OCF to our operating income (loss) is presented below.

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	CLP in billions

Operating cash flow	57.3	50.3	200.6	175.5
Share-based compensation expense	(2.5)	(1.0)	(4.9)	(2.0)
Related-party fees and allocations	(1.3)	(0.6)	(4.7)	(1.8)
Depreciation and amortization	(23.1)	(22.0)	(87.2)	(142.9)
Impairment, restructuring and other operating items, net	(5.3)	(3.2)	(7.8)	(46.4)
Operating income (loss)	25.1	23.5	96.0	(17.6)

4	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

5
Our Consolidated Net Leverage Ratio is defined in accordance with our indenture for our senior secured notes, taking into account the ratio of our outstanding indebtedness (including the impact of our swaps) less our cash and cash equivalents to our annualized EBITDA from the most recent two consecutive fiscal quarters.

6	Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

7
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

8	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network.

9
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

10	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

11	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers.

12	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

13	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

14
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

15
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding interconnect, late fees, mobile services, and installation revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer Relationships of entities acquired during the period are normalized.

16	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.